As filed with the Securities and Exchange Commission on June 28, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INPIXON

(Exact name of Registrant as specified in its charter)

Nevada	7379	88-0434915
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2479 E. Bayshore Road, Suite 195
Palo Alto, CA 94303
(408) 702-2167
(Address and telephone number of principal executive offices)

Nadir Ali
Chief Executive Officer
Inpixon
2479 E. Bayshore Road, Suite 195
Palo Alto, CA 94303
(408) 702-2167
(Name, address and telephone number of agent for service)

Copies to:

Melanie Figueroa, Esq. Mitchell Silberberg & Knupp LLP 437 Madison Ave., 25th Floor New York, NY 10022 Telephone: (917) 546-7707 Facsimile: (917) 546-7677	[_____]

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee
Shares of common stock, $0.001 par value per share	$15,000,000	$1,818
Warrants to purchase shares of common stock(4)
Shares of common stock issuable upon exercise of the Warrants	$15,000,000	$1,818
Pre-Funded Warrants to purchase shares of common stock	(5)
Shares of common stock issuable upon exercise of the Pre-Funded Warrants(4)
Total	$30,000,000	$3,636

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Includes the offering price of any additional shares of common stock and warrants to purchase shares of common stock that the underwriters have the right to purchase from the registrant.
(4)	No fee is required pursuant to Rule 457(i) under the Securities Act.
(5)	The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants offered and sold in the offering, and, as such, the proposed maximum aggregate offering price of the common stock and Pre-Funded Warrants (including the common stock issuable upon exercise of the Pre-Funded Warrants), if any, is $7,500,000.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 28, 2019

                            Shares of Common Stock

Or

Pre-Funded Warrants to Purchase up to                            Shares of Common Stock

Warrants to Purchase up to                            Shares of Common Stock

Inpixon is offering $15,000,000 of shares of common stock and warrants to purchase shares of our common stock. Each share of our common stock is being sold together with a warrant to purchase one share of our common stock. Each warrant will have an exercise price per share of not less than 100% of the last reported sale price of our common stock on the trading day immediately preceding the pricing of this offering, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The shares of our common stock and warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

We are also offering to those purchasers, if any, whose purchase of our common stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing common stock, to purchase pre-funded warrants to purchase shares of our common stock (“Pre-Funded Warrants”). The purchase price of each Pre-Funded Warrant will equal the price per share at which shares of our common stock are being sold to the public in this offering, minus $0.01, and the exercise price of each Pre-Funded Warrant will equal $0.01 per share of common stock. For each Pre-Funded Warrant purchased in this offering in lieu of common stock, we will reduce the number of shares of common stock being sold in the offering by one. Pursuant to this prospectus, we are also offering the shares of common stock issuable upon the exercise of the warrants and Pre-Funded Warrants offered hereby.

Each Pre-Funded Warrant is exercisable for one share of our common stock (subject to adjustment as provided for therein) at any time at the option of the holder until such Pre-Funded Warrant is exercised in full, provided that the holder will be prohibited from exercising Pre-Funded Warrants for shares of our common stock if, as a result of such exercise, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Our common stock is listed on the Nasdaq Capital Market under the symbol “INPX.” On June 18, 2019, the closing sale price of our common stock on the Nasdaq Capital Market was $0.62 per share. There is no established trading market for the warrants or Pre-Funded Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants or Pre-Funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the warrants and the Pre-Funded Warrants will be limited.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. As an emerging growth company, we are able to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We chose to “opt out” of this provision. Therefore, we are subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Per Pre- Funded Warrant	Per Warrant	Total(1)
Public offering price(2)	$	$	$	$
Underwriting discounts and commissions(3)	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

(1)	Assumes no sale of pre-funded warrants.
(2)	The public offering price is $ per share of common stock, $ per Pre-Funded Warrant and $ per accompanying warrant.
(3)	See “Underwriting” on page 20 for additional disclosure regarding underwriting discounts and commissions and reimbursement of expenses.

We have granted to the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to an additional          shares of our common stock and/or warrants to purchase           shares of common stock at the public offering price, less the underwriting discount.

We anticipate that delivery of the shares, Pre-Funded Warrants and warrants against payment will be made on or about                , 2019.

[●]

Prospectus dated                 , 2019

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and in the documents incorporated by reference herein or any amendment hereto or any free writing prospectus prepared by us or on our behalf. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell or soliciting an offer to buy the securities offered hereby in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus, the documents incorporated by reference or any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus, the documents incorporated by reference or any authorized free writing prospectus or the time of issuance or sale of any securities. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision.

We are offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus contains market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and any related free writing prospectus. Accordingly, investors should not place undue reliance on this information.

Our logo and some of our trademarks used in this prospectus remain our intellectual property. This prospectus also includes trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the TM symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

Unless otherwise stated or the context otherwise requires, the terms “Inpixon,” “we,” “us,” “our” and the “Company” refer collectively to Inpixon and its subsidiaries.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in the “Prospectus Summary,” “Use of Proceeds” and “Risk Factors” sections. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimates,” “expects,” “intends,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including risks described in the section titled “Risk Factors” and elsewhere in this prospectus, regarding, among other things:

●	our limited cash and our history of losses;

●	our ability to achieve profitability;

●	our limited operating history with recent acquisitions;

●	emerging competition and rapidly advancing technology in our industry that may outpace our technology;

●	customer demand for the products and services we develop;

●	the impact of competitive or alternative products, technologies and pricing;

●	our ability to manufacture any products we develop;

●	general economic conditions and events and the impact they may have on us and our potential customers;

●	our ability to obtain adequate financing in the future;

●	our ability to continue as a going concern;

●	our ability to consummate strategic transactions, which may include acquisitions, mergers, dispositions or investments; and

●	our success at managing the risks involved in the foregoing items.

These risks are not exhaustive. Other sections of this prospectus, including the documents incorporated by reference, may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements. You should read this prospectus with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. Except as required by law, we undertake no obligation to update publicly any forward looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the matters discussed under the heading “Risk Factors” in this prospectus.

The Company

Inpixon is a technology company that helps to secure, digitize and optimize any premises with Indoor Positioning Analytics, sometimes referred to in this annual report as “IPA,” for businesses and governments in the connected world. Inpixon Indoor Positioning Analytics is based on new sensor technology that finds all accessible cellular, Wi-Fi, Bluetooth and RFID signals anonymously. Paired with a high-performance, data analytics platform, this technology delivers visibility, security and business intelligence on any commercial or government premises worldwide.

Inpixon Indoor Positioning Analytics offer:

●	New sensors with proprietary technology that can find all accessible cellular, Wi-Fi, Bluetooth and RF signals. Utilizing various radio signal technologies ensures precision device positioning accurately down to arm’s length. This enables highly detailed understanding of customer journey and dwell time in retail scenarios, detection and identification of authorized and unauthorized devices, and prevention of rogue devices through alert notification based on rules when unknown devices are detected in restricted areas.

●	Data science analytics with lightning fast data mining using an in-memory database that uses a dynamic blend of RAM and NAND along with specially optimized algorithms that both minimize data movement and maximize system performance. This enables the system to deliver reports with valuable insights to the user as well as to integrate with common third party visualization, charting, graphing and dashboard systems.

●	Insights that deliver visibility and business intelligence about detailed customer journey and flow analysis of in-stores and storefronts allowing businesses to better understand customer preferences, measure campaign effectiveness, uncover revenue opportunities and deliver an exceptional shopping experience.

Inpixon Indoor Positioning Analytics can assist all types of establishments, including brands, retailers, shopping malls and shopping centers, hotels and resorts, gaming operators, airports, healthcare facilities, office buildings and government agencies, by providing greater security, gaining better business intelligence, increasing consumer confidence and reducing risk while being compliant with applicable “Personal Identifiable Information” regulations.

Our Products and Services

We provide the following products and services that may be used by any number of businesses and government agencies.

●	Inpixon Security (formerly AirPatrol ZoneDefense) – This is a mobile security and detection product that locates devices operating within a monitored area, determines their compliance with network security policies for that zone, and if the device is not compliant, can trigger policy modification of device apps and/or features either directly or via third party mobile device, application and network management tools. As explained further below, our recent acquisition of Locality Systems Inc. (“Locality”) enhanced this product by allowing us to offer Locality’s solution, which provides radio frequency (RF) augmentation of video monitoring systems, to our customers.

●	Inpixon Intelligence (formerly AirPatrol ZoneAware) – This is a commercial product for enabling location and/or context-based marketing services and information delivery to mobile devices based on zones as small as 10 feet or as large as a square mile. The monitored areas may include a building, a campus, a mall, and outdoor regions like a downtown. Unlike other mobile locationing technologies, Inpixon technologies use passive sensors that work over both cellular and Wi-Fi networks and offer device locationing and zone-based app and information delivery accurate to within 10 feet. Additionally, unlike geo-fencing systems, Inpixon technologies are capable of simultaneously enabling different policies and delivering different apps or information to multiple devices within the same zone based on contexts such as the type of device, the device user and time of day. Our recent acquisition of Locality enhanced this product by allowing us to now offer a lower cost, Wi-Fi only solution to customers who may later upgrade to our full Inpixon Intelligence solution.

●	Shoom Products (eTearsheets; eInvoice, AdDelivery, ePaper) – The Shoom products are Cloud based applications and analytics for the media and publishing industry. These products also generate critical data analytics for the customers.

IPA Product Enhancements

Inpixon is a company in the information and technology industry and therefore keeping up with the technological advancements within the industry are critical to our long-term success and growth. As a result, our senior management must continuously work to ensure that they remain informed and prepared to quickly adapt and leverage new technologies within our product and service offering as such technologies become available. In connection with that goal, our product roadmap development plans include the use of blockchain technology to maintain and propagate device reputation, enforcing security policies and attaining compliance, artificial intelligence for amassing anonymous device information, integrating video image analytics for additional attributes, ultra-wideband technology for asset tracking and a voice-assisted analytics interface.

Corporate Structure

We have two operating subsidiaries: (i) Inpixon Canada, Inc. (100% ownership) based in Coquitlam, British Columbia; and (ii) Sysorex India (82.5% ownership) based in Hyderabad, India.

Although the subsidiaries are separate legal entities, the Company is currently structured by function and organized to operate in an integrated fashion as one business.

Corporate Strategy

Management continues to pursue a corporate strategy that is focused on building and developing Inpixon as a technology company that provides turnkey solutions from the collection of data to delivering insights from that data to our customers with a focus on securing, digitizing and optimizing premises with IPA for businesses and governments. In connection with such strategy and in order to facilitate our long-term growth, we are evaluating various strategic transactions and acquisitions of companies with technologies and intellectual property (“IP”) that complement such goals by adding technology, differentiation, customers and/or revenue. We are primarily looking for accretive opportunities that have business value and operational synergies. We believe these complimentary technologies will allow us to provide a comprehensive Indoor Positioning Platform, or one-stop shop to our customers. We believe that acquiring complementary products and/or IP will add value to the Company. Candidates with proven technologies that complement our overall strategy may come from anywhere in the world, so long as there are strategic and financial reasons to make the acquisition. If we make any acquisitions in the future, we expect that we may pay for such acquisitions using our equity securities, cash and debt financing in combinations appropriate for each acquisition. In connection with this strategy, on May 21, 2019, the Company acquired Locality, a technology company based near Vancouver, Canada, specializing in wireless device positioning and radio frequency (RF) augmentation of video surveillance systems. The acquisition is expected to be accretive. In addition, on May 28, 2019, the Company announced that it intends to acquire certain GPS products, software, technologies, and intellectual property from a U.S. based company specializing in global positioning system (GPS) technologies. The transaction is anticipated to expand Inpixon’s patent portfolio and will include certain granted or licensed patents and GPS and RF technologies. As of the date of this filing, negotiations between the Company and the target company continue to progress, however, the Company has not entered into a definitive agreement with respect to the proposed transaction which is subject to the satisfaction of due diligence. Accordingly, there can be no assurance that the transaction will be completed.

Acquisition of Locality

On May 21, 2019, the Company, through its wholly owned subsidiary, Inpixon Canada Inc., as purchaser (the “Purchaser”), completed its acquisition of Locality pursuant to the terms of a Share Purchase Agreement (the “Purchase Agreement”). Locality is a British Columbia corporation that specializes in wireless device positioning and radio frequency (RF) augmentation of video surveillance systems. Locality’s video management system (VMS) integration, currently available for a number of leading VMS vendors, can assist security personnel in identifying potential suspects and tracking their movements cross-camera and from one facility to another. The solution is designed to enhance traditional security video feeds by correlating RF signals with video images.

At closing, the owners of all of the issued and outstanding capital stock of Locality sold all of their shares to the Purchaser in exchange for consideration of (i) USD $1,500,000 (the “Aggregate Cash Consideration”) (A) minus the amount by which the Estimated Working Capital (as defined in the Purchase Agreement) is less than the Working Capital Target (as defined in the Purchase Agreement), or (B) plus the amount by which the Estimated Working Capital is greater than the Working Capital Target (as the case may be, the “Estimated Working Capital Adjustment”), and (ii) 650,000 shares of the Company’s common stock.

The Aggregate Cash Consideration, minus or plus (as the case may be) the Estimated Working Capital Adjustment to be applied against the Aggregate Cash Consideration (which will be calculated within 90 days of closing), will be paid in installments as follows: (i) the initial installment representing $250,000 minus or plus (as the case may be) the Estimated Working Capital Adjustment (the “Initial Cash Consideration”) was paid at closing; (ii) three additional installments each equal to $250,000, will be paid every six months following closing; and (iii) one final installment representing $500,000 will be paid on the second anniversary of closing, in each case minus the cash fees payable to the advisor in connection with the Acquisition.

Emerging Growth Company

As a company with less than $1.07 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

●	Reduced disclosure about our executive compensation arrangements;

●	No non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;

●	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and

Reduced disclosure of financial information in this report, limited to two years of audited financial information and two years of selected financial information.

As a smaller reporting company, each of the foregoing exemptions is currently available to us. We will cease to be an emerging growth company on December 31, 2019, or, immediately, if we issue more than $1.0 billion of non-convertible debt over a three-year-period.

The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have chosen to “opt out” of this provision. Therefore, we are subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Corporate Information

Our principal executive offices are located at 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303, and our telephone number is (408) 702-2167. Our subsidiaries maintain offices in Coquitlam, British Columbia and Hyderabad, India. Our Internet website is www.inpixon.com. The information contained on, or that may be obtained from, our website is not a part of this prospectus and should not be considered a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

The Offering

The following summary contains basic information about the offering and the securities we are offering and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the securities we are offering, please refer to the sections of this prospectus titled “Description of Securities” and “Description of Securities We Are Offering.”

Common stock offered by us	shares (assuming a combined public offering price of $ per share and related warrant, the last reported sale price of our common stock on the Nasdaq Capital Market on , 2019).

Pre-Funded Warrants offered by us

We are also offering to those purchasers, if any, whose purchase of common stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing common stock, to purchase Pre-Funded Warrants to purchase up to                    shares of our common stock. The purchase price of each Pre-Funded Warrant will equal the price per share at which the shares of common stock are being sold to the public in this offering, minus $0.01, and the exercise price of each Pre-Funded Warrant will be $0.01 per share of common stock. Each Pre-Funded Warrant will be exercisable immediately upon issuance and will not expire. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of such Pre-Funded Warrants. See “Description of Securities We are Offering–Pre-Funded Warrants” for a discussion on the terms of the Pre-Funded Warrants.

Each Pre-Funded Warrant is exercisable for one share of our common stock (subject to adjustment as provided therein) at any time at the option of the holder, provided that the holder will be prohibited from exercising its Pre-Funded Warrant for shares of our common stock if, as a result of such exercise, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Warrants offered by us	Warrants to purchase up to shares of our common stock (assuming a combined public offering price of $ per share and related warrant, the last reported sale price of our common stock on the Nasdaq Capital Market on , 2019). Each share of our common stock is being sold together with a warrant to purchase one share of our common stock. Each warrant will have an exercise price per share of not less than 100% of the last reported sale price of our common stock on the trading day immediately preceding the pricing of this offering, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of such warrants.

Option to purchase additional shares and/or warrants	We have granted the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to an additional shares of common stock and/or warrants to purchase shares of common stock at the public offering price, less the underwriting discount.

Common stock outstanding after this offering	shares (assuming a combined public offering price of $ per share and related warrant, the last reported sale price of our common stock on the Nasdaq Capital Market on , 2019) (or shares if the warrants sold in this offering are exercised in full). The foregoing assumes only shares of common stock are sold in this offering. For each Pre-Funded Warrant purchased in this offering in lieu of common stock, we will reduce the number of shares of common stock being sold in the offering by one.

Use of proceeds

Based on an assumed combined public offering price of $    per share and related warrant (the last reported sale price of our common stock on the Nasdaq Capital Market on              , 2019), we estimate that the net proceeds from our sale of shares of our common stock and warrants in this offering will be approximately $                   million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares and warrants in full, we estimate that our net proceeds from this offering will be approximately $                   million, excluding the proceeds, if any, from the exercise of the warrants. We currently expect to use the net proceeds from this offering for general corporate purposes including research and development and sales and marketing.

For additional information, please refer to the section entitled “Use of Proceeds” on page 16 of this prospectus.

Nasdaq Capital Market trading symbol for our common stock	“INPX”

No market for the warrants or Pre-Funded Warrants	There is no established trading market for the warrants or Pre-Funded Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants or Pre-Funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the warrants and Pre-Funded Warrants will be limited.

Risk factors	See “Risk Factors” beginning on page 10 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding whether to purchase our securities.

Unless otherwise stated, all information contained in this prospectus assumes no investor purchased Pre-Funded Warrants in lieu of common stock sold in this offering and no exercise by the underwriters of their right to purchase up to an additional          shares of our common stock and/or warrants to purchase           shares of common stock to cover over-allotments.

The number of shares of our common stock to be outstanding after this offering is based on 6,987,937 shares of our common stock outstanding as of March 31, 2019 and excludes:

●	212 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2019 under our 2011 Employee Stock Incentive Plan, having a weighted average exercise price of $27,292.02 per share;

●	2,772,209 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2019 under our 2018 Employee Stock Incentive Plan, having a weighted average exercise price of $2.52 per share;

●	39 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2019 not under our 2011 or 2018 Employee Stock Incentive Plan, having a weighted average exercise price of $43,392.86;

●	158,212 shares of common stock available for future issuance under our 2011 Employee Stock Incentive Plan as of March 31, 2019, plus any additional shares of our common stock that may become available under our 2011 Employee Stock Incentive Plan;

●	2,544,167 shares of common stock available for future issuance under our 2018 Employee Stock Incentive Plan as of March 31, 2019, plus any additional shares of our common stock that may become available under our 2018 Employee Stock Incentive Plan;

●	5,371,452 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2019, having a weighted average exercise price of $12.43 per share;

●	202 shares of common stock issuable upon the conversion of 1 share of Series 4 Convertible Preferred Stock outstanding as of March 31, 2019, at a conversion price of $4.96 per share;

●	1,100 shares of common stock reserved for issuance to investor relations firms as of March 31, 2019;

●	581,982 shares of common stock issuable upon conversion of 1,938 shares of Series 5 Convertible Preferred Stock as of March 31, 2019, at a conversion price of $3.33 per share (subject to adjustment);

●	3,564,785 shares of common stock issued between April 1, 2019 and June 18, 2019; and

●	shares of common stock to be issued in this offering (or shares if the warrants sold in this offering are exercised in full).

Summary Financial Data

The following tables set forth a summary of our historical financial data as of and for the periods indicated. We have derived the statement of operations data for the years ended December 31, 2017 and 2018 and the balance sheet data as of December 31, 2018 from our audited consolidated financial statements incorporated by reference into this prospectus. We have derived the statements of operations data for the three months ended March 31, 2019 and 2018 and balance sheet data as of March 31, 2019 from our unaudited condensed consolidated financial statements incorporated by reference herein. The unaudited condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to fairly state our financial position as of March 31, 2019 and results of operations for the three months ended March 31, 2019 and 2018. You should read this data together with our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our 2018 Form 10-K and our Form 10-Q for the period ended March 31, 2019, which are incorporated by reference into this prospectus. Our historical results for any prior period are not necessarily indicative of our future results.

	Year ended December 31,		For the three months ended March 31,
	2019	2018	2019	2018
			(unaudited)	(unaudited)
	(in thousands, except share and per share data)
Statement of Operations Data:
Net revenues	$3,756	$3,935	$1,363	$849
Costs and expenses:
Cost of revenues	1,076	1,232	337	265
Research and development expenses	1,231	964	956	271
Sales and marketing expenses	1,726	2,367	633	333
General and administrative expenses	14,149	10,874	3,351	2,940
Acquisition related costs	108	5	137	16
Impairment of goodwill	636	587	--	--
Amortization of intangibles	3,232	2,936	812	804
Total costs and expenses	22,158	18,965	6,226	4,629

Loss from operations	(18,402)	(15,030)	(4,863)	(3,780)
Total other income/(expense)	(1,381)	(3,051)	(287)	(752)
Loss from continuing operations	(19,783)	(18,081)	(5,150)	(4,532)
Loss from discontinued operations	(4,778)	(16,949)	--	(1,711)
Income/(loss) attributable to non-controlling interest	11	(17)	(5)	--
Net loss attributable to stockholders of Inpixon	$(24,572)	$(35,013)	$(5,145)	$(6,243)
Deemed dividend to preferred stockholders	(6.407)	(756)	--	(1,508)
Deemed dividend for triggering of warrant down round feature	(13,645)	--	(1,250)	--
Net loss attributable to common shareholders	$(44,624)	$(35,769)	$(6,395)	$(7,751)
Net loss per basic and diluted common share
Loss from continuing operations	$(51.62)	$(2,902.47)	$(1.42)	$(57.57)
Loss from discontinued operations	(6.19)	(2,611.56)	--	(16.31)
Net loss per share – basic and diluted	$(57.83)	$(5,511.40)	$(1.42)	$(73.88)
Weighted average shares outstanding
Basic and diluted	771,688	6,490	4,495,536	104,915

	As of December 31, 2018	As of March 31, 2019
	Actual	Actual
		(Unaudited)
Balance Sheet Data (in thousands):
Cash	$1,008	$3,830
Total assets	$12,178	$20,122
Total liabilities	$7,375	$7,214
Total shareholders’ equity	$4,803	$12,908

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision with respect to our securities, we urge you to carefully consider the risks described in the “Risk Factors” section of our SEC filings including the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, which are incorporated by reference into this prospectus. These risk factors relate to our business, intellectual property, regulatory matters, and ownership of our common stock. In addition, the following risk factors present material risks and uncertainties associated with this offering. The risks and uncertainties incorporated by reference into this prospectus or described below are not the only ones we face. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business. If any of the matters discussed in the following risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected, the market price of our securities could decline and you could lose all or part of your investment in our securities.

Risks Related to Our Operations

We recently completed our acquisition of Locality, which may make it difficult for potential investors to evaluate our future business. Furthermore, due to the risks and uncertainties related to the acquisition of new businesses, any such acquisition does not guarantee that we will be able to attain profitability.

On May 21, 2019, we acquired Locality. Our limited operating history after this acquisition may make it difficult for potential investors to evaluate our business or prospective operations or the merits of an investment in our securities. We are subject to the risks inherent in the financing, expenditures, complications and delays characteristic of a newly combined business. In addition, while the former affiliates of Locality have indemnified the Company from any undisclosed liabilities, there may not be adequate resources to cover such indemnity. Furthermore, there are risks that the vendors, suppliers and customers of these acquired entities may not renew their relationships for which there is no indemnification. Accordingly, our business and success faces risks from uncertainties inherent to developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We may not be able to successfully integrate the business and operations of entities that we have acquired or may acquire in the future into our ongoing business operations, which may result in our inability to fully realize the intended benefits of these acquisitions, or may disrupt our current operations, which could have a material adverse effect on our business, financial position and/or results of operations.

We continue to integrate the operations of Locality, AirPatrol, LightMiner and Shoom and this process involves complex operational, technological and personnel-related challenges, which are time-consuming and expensive and may disrupt our ongoing business operations. Furthermore, integration involves a number of risks, including, but not limited to:

●	difficulties or complications in combining the companies’ operations;

●	differences in controls, procedures and policies, regulatory standards and business cultures among the combined companies;

●	the diversion of management’s attention from our ongoing core business operations;

●	increased exposure to certain governmental regulations and compliance requirements;

●	the potential loss of key personnel;

●	the potential loss of key customers or suppliers who choose not to do business with the combined business;

●	difficulties or delays in consolidating the acquired companies’ technology platforms, including implementing systems designed to continue to ensure that the Company maintains effective disclosure controls and procedures and internal control over financial reporting for the combined company and enable the Company to continue to comply with U.S. GAAP and applicable U.S. securities laws and regulations;

●	unanticipated costs and other assumed contingent liabilities;

●	difficulty comparing financial reports due to differing financial and/or internal reporting systems;

●	making any necessary modifications to internal financial control standards to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder; and/or

●	possible tax costs or inefficiencies associated with integrating the operations of the combined company.

These factors could cause us to not fully realize the anticipated financial and/or strategic benefits of the acquisitions and the recent reorganization, which could have a material adverse effect on our business, financial condition and/or results of operations.

Even if we are able to successfully operate the acquired businesses, we may not be able to realize the revenue and other synergies and growth that we anticipated from these acquisitions in the time frame that we currently expect, and the costs of achieving these benefits may be higher than what we currently expect, because of a number of risks, including, but not limited to:

●	the possibility that the acquisition may not further our business strategy as we expected;

●	the possibility that we may not be able to expand the reach and customer base for the acquired companies current and future products as expected; and

●	the possibility that the carrying amounts of goodwill and other purchased intangible assets may not be recoverable.

As a result of these risks, the acquisitions and integration may not contribute to our earnings as expected, we may not achieve expected revenue synergies or our return on invested capital targets when expected, or at all, and we may not achieve the other anticipated strategic and financial benefits of the acquisitions and the reorganization.

The risks arising with respect to the historic business and operations of Locality may be different from what we anticipate, which could significantly increase the costs and decrease the benefits of the acquisition and materially and adversely affect our operations going forward.

Although we performed significant financial, legal, technological and business due diligence with respect to Locality, we may not have appreciated, understood or fully anticipated the extent of the risks associated with the acquisition. We have secured indemnification for certain matters from the former equity holders of Locality in order to mitigate the consequences of breaches of representations, warranties and covenants under the share purchase agreement and the risks associated with historic operations, including those with respect to compliance with laws, accuracy of financial statements, financial reporting controls and procedures, tax matters and undisclosed liabilities, and certain matters known to us. We believe that the indemnification provisions of the share purchase agreement and insurance policies that we have in place will limit the economic consequences of the issues we have identified in our due diligence to acceptable levels. Notwithstanding our exercise of due diligence and risk mitigation strategies, the risks of the acquisition and the costs associated with these risks may be greater than we anticipate. We may not be able to contain or control the costs associated with unanticipated risks or liabilities, which could materially and adversely affect our business, liquidity, capital resources or results of operations.

In connection with the acquisition of Locality, we agreed to guaranty the full and punctual payment by our subsidiary, Inpixon Canada, Inc., of any unpaid portion of the aggregate cash consideration for the acquisition and, therefore, we may be contractually obligated to pay substantial amounts to third parties based on the inactions of our subsidiary.

In connection with the acquisition of Locality, we entered into a guaranty agreement, pursuant to which we provided the owners of Locality with a full recourse guaranty for the full and punctual payment of any unpaid portion of the aggregate cash consideration, which is equal to $1.5 million, subject to adjustment. Accordingly, if our subsidiary, Inpixon Canada, Inc., fails to pay any portion of the cash consideration, we will be contractually obligated to pay any unpaid portion to the owners, which would result in a reduction of the amount of our cash available for other purposes, which would adversely affect our business and financial condition.

Risks Related to this Offering

Future sales of our common stock or other securities, or the perception that future sales may occur, may cause the market price of our common stock to decline, even if our business is doing well.

Sales of substantial amounts of our common stock or other securities, or the perception that these sales may occur, could materially and adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. For example, in June 2018, the SEC declared effective a shelf registration statement filed by us. This shelf registration statement allows us to issue any combination of our common stock, preferred stock, warrants, units, debt securities and subscription rights from time to time until expiry in June 2021 for an aggregate initial offering price of up to $300 million, subject to certain limitations for so long as our public float is less than $75 million. The specific terms of future offerings, if any, under this shelf registration statement would be established at the time of such offering. Depending on a variety of factors, including market liquidity of our common stock, the sale of shares under this shelf registration statement may cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this shelf registration statement, or anticipation of such sales, could cause the trading price of our common stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.

We had outstanding 10,552,722 shares of common stock as of June 18, 2019, of which 850,793 shares of common stock are restricted securities that may be sold only in accordance with the resale restrictions under Rule 144 of the Securities Act. In addition, as of June 18, 2019, there were 202 shares issuable upon conversion of 1 share of Series 4 Convertible Preferred Stock, 126,427 shares of common stock issuable upon conversion of 421 shares of Series 5 Convertible Preferred Stock, 3,978,539 shares subject to outstanding warrants, 4,950,126 shares subject to outstanding options under the Company’s equity incentive plans, 39 shares subject to options not under such plans, 1,100 shares of common stock reserved for issuance to investor relations firms, an additional 158,222 shares reserved for future issuance under the Company’s Amended and Restated 2011 Employee Stock Incentive Plan and up to an additional 1,366,452 shares of common stock which may be issued under the Company’s 2018 Employee Stock Incentive Plan that will become, or have already become, eligible for sale in the public market to the extent permitted by any applicable vesting requirements, lock-up agreements, if any, Rule 144 under the Securities Act or in connection with their registration under the Securities Act. The issuance or sale of such shares could depress the market price of our common stock.

In the future, we also may issue our securities if we need to raise additional capital. The number of new shares of our common stock issued in connection with raising additional capital could constitute a material portion of the then-outstanding shares of our common stock.

Our stockholders may experience substantial dilution in the value of their investment if we issue additional shares of our capital stock.

Our articles of incorporation allows us to issue up to 250,000,000 shares of our common stock, par value $0.001 per share, and to issue and designate the rights of, without stockholder approval, up to 5,000,000 shares of preferred stock, par value $0.001 per share. To raise additional capital, we may in the future sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that are lower than the prices paid by existing stockholders, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, which could result in substantial dilution to the interests of existing stockholders.

We may issue debt and equity securities or securities convertible into equity securities, any of which may be senior to our common stock as to distributions and in liquidation, which could negatively affect the value of our common stock.

In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by up to all of our assets, or by issuing additional debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, guarantees, preferred stock, hybrid securities, or securities convertible into or exchangeable for equity securities. In the event of our liquidation, our lenders and holders of our debt and preferred securities would receive distributions of our available assets before distributions to the holders of our common stock. Because our decision to incur debt and issue securities in future offerings may be influenced by market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings or debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

Our common stock may be delisted from the Nasdaq Capital Market if we cannot satisfy Nasdaq’s continued listing requirements in the future.

On May 30, 2019, we received a deficiency letter from Nasdaq indicating that, based on our closing bid price for the last 30 consecutive business days, we do not comply with the minimum bid price requirement of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2).

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided a period of 180 calendar days, or until November 26, 2019, in which to regain compliance. In order to regain compliance with the minimum bid price requirement, the closing bid price of our common stock must be at least $1.00 per share for a minimum of ten consecutive business days during this 180-day period. In the event that we do not regain compliance within this 180-day period, we may be eligible to seek an additional compliance period of 180 calendar days if we meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and provide written notice to Nasdaq of our intent to cure the deficiency during this second compliance period, by effecting a reverse stock split, if necessary. However, if it appears to the Nasdaq Staff that we will not be able to cure the deficiency, or if we are otherwise not eligible, Nasdaq will provide notice to us that our common stock will be subject to delisting.

The notice does not result in the immediate delisting of the Company’s common stock from the Nasdaq Capital Market. The Company intends to monitor the closing bid price of the Company’s common stock and consider its available options in the event that the closing bid price of the Company’s common stock remains below $1.00 per share. There can be no assurance that the Company will be able to regain compliance with the minimum bid price requirement or maintain compliance with the other listing requirements. As of the date of this prospectus, we have not regained compliance. There can be no assurance that we would pursue a reverse stock split or be able to obtain the approvals necessary to effect a reverse stock split. In addition, there can be no assurance that, following any reverse stock split, the per share trading price of our common stock would remain above $1.00 per share or that we would be able to continue to meet other listing requirements. If our common stock is delisted, market liquidity for our common stock could be severely affected and our stockholders’ ability to sell their shares of our common stock could be limited. A delisting of our common stock from Nasdaq would negatively affect the value of our common stock. A delisting of our common stock could also adversely affect our ability to obtain financing for our operations and could result in the loss of confidence in our company.

An investment in the common stock and related warrants offered in this offering is extremely speculative and there can be no assurance of any return on any such investment.

An investment in the common stock and related warrants offered in this offering is extremely speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in us, including the risk of losing their entire investment.

Responding to governmental inquiries or an adverse finding by a governmental regulator could have a materially adverse effect on our business.

Pursuant to our operations, the Company regularly interacts with governmental regulators including, among others, the SEC. In certain instances, responding to inquiries from regulators could have a materially adverse effect on our business through, among other things, increased legal fees and the time and attention required of the Company’s management and employees. Moreover, if a regulator were to make an adverse finding relating to the Company or its business practices it could have a material adverse effect on our business, financial condition, results of operations and cash flows. In February 2019, Inpixon received a subpoena from the Chicago Regional Office of the SEC, requiring the production of documents and information pertaining to certain of the Company’s past financing activities and press release announcements. Inpixon believes it has fully complied with all relevant laws and regulations and is fully cooperating with the SEC’s investigation; however, we cannot assure you that the scope or nature of the inquiry will be limited to the matters described above. With respect to this matter or other governmental inquiries that may arise from time to time, the Company can make no assurances with respect to the amount of resources the Company will need to devote to such matters, final outcomes, or the impact on the Company’s business, financial condition, results of operations and cash flows.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

If you purchase our securities in this offering, you may incur immediate and substantial dilution in the book value of your shares.

The combined offering price per share of our common stock and related warrant may be substantially higher than the net tangible book value per share of our common stock immediately prior to the offering. After giving effect to the assumed sale of                    shares of our common stock and related warrants in this offering, at an assumed combined public offering price of $      per share and related warrant (the last reported sale price of our common stock on the Nasdaq Capital Market on                   , 2019), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and attributing no value to the warrants sold in this offering, purchasers of our common stock in this offering will incur immediate dilution of $(         ) per share in the net tangible book value of the common stock they acquire. In the event that you exercise your warrants, you may experience additional dilution to the extent that the exercise price of the warrants is higher than the tangible book value per share of our common stock. For a further description of the dilution that investors in this offering may experience, see “Dilution.”

In addition, to the extent that outstanding stock options or warrants have been or may be exercised or other shares issued, you may experience further dilution.

We presently do not intend to pay cash dividends on our common stock.

We have never paid cash dividends in the past, and we currently anticipate that no cash dividends will be paid on the common stock in the foreseeable future.

We may be or may become the target of securities litigation, which is costly and time-consuming to defend.

In the past, following periods of market volatility in the price of a company’s securities or the reporting of unfavorable news, security holders have often instituted class action litigation. If the market value of our securities experience adverse fluctuations and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management’s attention could be diverted from the operation of our business, causing our business to suffer.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are generally not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of sales of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock after this offering or the perception that such sales could occur. For example, we have a currently effective registration statement that permits us to sell shares of our common stock from time to time at prevailing market prices, which could result in dilution to investors in this offering.

Completion of the offering is not subject to us raising a minimum offering amount.

Completion of this offering is not subject to us raising a minimum offering amount and, therefore, proceeds may be insufficient to meet our objectives, thereby increasing the risk to investors in this offering, including investing in a company that continues to require capital. See “Use of Proceeds.”

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. All of the shares of common stock issued in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended.

Holders of our warrants and Pre-Funded Warrants will have no rights as a common stockholder until such holders exercise their warrants and acquire our common stock.

Until you acquire shares of our common stock upon exercise of your warrants or Pre-Funded Warrants, you will have no rights with respect to shares of our common stock issuable upon exercise of your warrants or Pre-Funded Warrants. Upon exercise of your warrants or Pre-Funded Warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The warrants may not have any value.

Each warrant will have an exercise price of not less than 100% of the last reported sale price of our common stock as of the close of the trading day immediately preceding the pricing of this offering and will expire on the fifth anniversary of the date they first become exercisable. In the event our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

There is no public market for the warrants to purchase shares of our common stock or Pre-Funded Warrants being offered in this offering.

There is no established public trading market for the warrants or Pre-Funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants or Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including the Nasdaq Capital Market. Without an active trading market, the liquidity of the warrants and Pre-Funded Warrants will be limited.

The market price of our common stock may never exceed the exercise price of the warrants issued in connection with this offering.

The warrants being issued in connection with this offering become exercisable upon issuance and will expire five years from the date of issuance. The market price of our common stock may never exceed the exercise price of the warrants prior to their date of expiration. Any warrants not exercised by their date of expiration will expire worthless and we will be under no further obligation to the warrant holder.

Since the warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their warrants or may receive an amount less than they would be entitled to if they had exercised their warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $                   million assuming the sale of                    shares of our common stock and warrants to purchase up to                   shares of our common stock at an assumed combined public offering price of $        per share and related warrant (the last reported sale price of our common stock on the Nasdaq Capital Market on                   , 2019), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the warrants. If the underwriters exercise their option to purchase additional shares and warrants in full, we estimate that our net proceeds from this offering will be approximately $                 million, excluding the proceeds, if any, from the exercise of the warrants. Each $0.25 increase (decrease) in the assumed combined public offering price of $                   per share would increase (decrease) the net proceeds to us from this offering by approximately $                   million, assuming the number of shares and warrants offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares of our common stock and warrants we are offering. An increase (decrease) of 1 million in the number of shares sold in this offering would increase (decrease) the expected net proceeds of the offering to us by approximately $                   million, assuming that the assumed combined public offering price per share and the related warrant coverage remains the same.

We currently intend to use the net proceeds from the sale of securities offered by this prospectus for working capital and general corporate purposes (including research and development, sales and marketing and the satisfaction of outstanding amounts payable to our vendors in connection with trade payables). Additionally, we may use a portion of the net proceeds of this offering to finance acquisitions of, or investments in, competitive and complementary businesses, products or services as a part of our growth strategy. However, we currently have no commitments with respect to any such acquisitions or investments. We expect to use any proceeds we receive from the exercise of warrants for substantially the same purposes and in substantially the same manner.

Investors are cautioned, however, that expenditures may vary substantially from these uses. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including the amount of cash generated by our operations, the amount of competition and other operational factors. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2019:

●	on an actual basis as of March 31, 2019;

●	on an as adjusted basis to give further effect to the issuance and sale of the securities in this offering at an assumed combined public offering price of $ , the last reported sale price of our common stock on the Nasdaq Capital Market on , 2019, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with the section of this prospectus titled “Use of Proceeds,” as well as our consolidated financial statements and the related notes and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report for the year ended December 31, 2018 and our Quarterly Report for the three months ended March 31, 2019, each of which is incorporated by reference herein.

	As of March 31, 2019 (in thousands, except number of shares and par value data)
	Actual	As Adjusted(1)(2)
Cash and cash equivalents	$3,830	$
Stockholders’ Equity:
Preferred stock - $0.001 par value; 5,000,000 shares authorized, consisting of Series 4 Convertible Preferred Stock - 10,185 shares authorized; 1 and 1 issued, and 1 and 1 outstanding, actual and as adjusted, and Series 5 Convertible Preferred Stock - 12,000 shares authorized; 1,938 and 1,938 issued, and 1,938 and 1,938 outstanding, actual and as adjusted	--		--
Common Stock - $0.001 par value; 250,000,000 shares authorized; 6,987,950 and issued and outstanding, actual and as adjusted	7
Additional paid-in capital	136,482
Treasury stock, at cost, 13 shares	(695)
Accumulated other comprehensive income	18
Accumulated deficit (excluding $2,442 reclassified to additional paid in capital in quasi-reorganization)	(122,917)
Stockholders’ Equity Attributable to Inpixon	12,895
Non-controlling Interest	13
Total stockholders’ equity	12,908

(1)	Assumes that an aggregate of shares of our common stock (assuming a combined public offering price of $ per share and related warrant, the last reported sale price of our common stock on the Nasdaq Capital Market on , 2019), and that the net proceeds thereof are approximately $ million after deducting underwriting discounts and commissions and our estimated expenses. This does not take into consideration the exercise by the underwriters of the option for a period of 45 days from the date of this prospectus to purchase up to an additional shares of common stock and/or warrants to purchase shares of common stock at the public offering price, less the underwriting discount.
(2)	Does not include the shares of common stock that may be issued under the warrants to be issued in this offering.

The foregoing table is based on 6,987,937 shares of our common stock outstanding as of March 31, 2019 and excludes:

●	215 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2019 under our 2011 Employee Stock Incentive Plan, having a weighted average exercise price of $27,292.02 per share;

●	2,772,209 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2019 under our 2018 Employee Stock Incentive Plan, having a weighted average exercise price of $2.52 per share;

●	39 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2019 not under our 2011 or 2018 Employee Stock Incentive Plan, having a weighted average exercise price of $43,392.86;

●	158,212 shares of common stock available for future issuance under our 2011 Employee Stock Incentive Plan as of March 31, 2019, plus any additional shares of our common stock that may become available under our 2011 Employee Stock Incentive Plan;

●	2,544,167 shares of common stock available for future issuance under our 2018 Employee Stock Incentive Plan as of March 31, 2019, plus any additional shares of our common stock that may become available under our 2018 Employee Stock Incentive Plan;

●	5,371,452 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2019, having a weighted average exercise price of $12.43 per share;

●	202 shares of common stock issuable upon the conversion of 1 share of Series 4 Convertible Preferred Stock outstanding as of March 31, 2019, at a conversion price of $4.96 per share;

●	1,100 shares of common stock reserved for issuance to investor relations firms as of March 31, 2019;

●	581,982 shares of common stock issuable upon conversion of 1,938 shares of Series 5 Convertible Preferred Stock as of March 31, 2019, at a conversion price of $3.33 per share (subject to adjustment); and

●	3,564,785 shares of common stock issued between April 1, 2019 and June 18, 2019.

DILUTION

If you purchase shares of our common stock in this offering, you may experience dilution to the extent of the difference between the combined public offering price per share and related warrant in this offering and our as adjusted net tangible book value per share immediately after this offering assuming no value is attributed to the warrants, and such warrants are accounted for and classified as equity. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of outstanding shares of our common stock. As of March 31, 2019, our net tangible book value was approximately $6.9 million, or approximately $0.99 per share.

After giving effect to the assumed sale by us of                 shares of our common stock (assuming no Pre-Funded Warrants in lieu of common stock issued) and warrants to purchase up to                 shares of our common stock in this offering at an assumed combined public offering price of $    per share and related warrant (the last reported sale price of our common stock on the Nasdaq Capital Market on                 , 2019), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2019 would have been approximately $       million, or approximately $     per share. This represents an immediate decrease in net tangible book value of $     per share to existing stockholders and an immediate decrease in net tangible book value of $     per share to new investors purchasing shares of our common stock and related warrants in this offering, attributing none of the assumed combined public offering price to the warrants offered hereby. The following table illustrates this per share dilution:

Assumed public offering price per share of common stock and related warrant			$
Net tangible book value per share as of March 31, 2019		$0.99
Decrease in net tangible book value per share attributable to new investors	$
As adjusted net tangible book value per share after this offering			$
Dilution in net tangible book value per share to new investors			$

A $0.25 increase in the assumed combined public offering price of $     per share and related warrant would result in an increase (decrease) in our as adjusted net tangible book value of approximately $      million, or approximately $(    ) per share, and would result in a decrease in net tangible book value to new investors of approximately $     per share, assuming that the number of shares of our common stock and related warrants sold by us remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A decrease of $0.25 in the assumed combined public offering price of $     per share and related warrant would result in an increase (decrease) in our as adjusted net tangible book value of approximately $       million, or approximately $(     ) per share, and would result in an increase in net tangible book value to new investors of approximately $     per share, assuming that the number of shares of our common stock and related warrants sold by us remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We may also increase or decrease the number of shares of common stock and related warrants we are offering from the assumed number of shares of common stock and related warrants set forth above. An increase of one million in the assumed number of shares of common stock and related warrants sold by us in this offering would result in an increase (decrease) in our as adjusted net tangible book value of approximately $       million, or approximately $(     ) per share, and would result in a decrease in net tangible book value to new investors of approximately $      per share, assuming that the assumed combined public offering price remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A decrease of one million in the assumed number of shares of common stock and related warrants sold by us in this offering would result in an increase (decrease) in our as adjusted net tangible book value of approximately $     million, or approximately $(     ) per share, and would result in an increase in the net tangible book value to new investors of approximately $      per share, assuming that the assumed combined public offering price remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares and related warrants sold in this offering and other terms of this offering determined at pricing.

The discussion and table above assume (i) no exercise of the underwriters’ option to purchase up to an additional                 shares of common stock and/or warrants to purchase                 shares of common stock, (ii) no exercise of warrants offered in this offering, and (iii) no receipt of cash upon the exercise of such warrants. Upon the exercise of such warrants, if any, holders of such warrants will experience additional dilution.

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding options or warrants having a per share exercise price less than the per share offering price to the public in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The table and discussion above are based on 6,987,937 shares of our common stock outstanding as of March 31, 2019 and excludes:

●	212 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2019 under our 2011 Employee Stock Incentive Plan, having a weighted average exercise price of $27,292.02 per share;

●	2,772,209 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2019 under our 2018 Employee Stock Incentive Plan, having a weighted average exercise price of $2.52 per share;

●	39 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2019 not under our 2011 or 2018 Employee Stock Incentive Plan, having a weighted average exercise price of $43,392.86;

●	158,212 shares of common stock available for future issuance under our 2011 Employee Stock Incentive Plan as of March 31, 2019, plus any additional shares of our common stock that may become available under our 2011 Employee Stock Incentive Plan;

●	2,544,167 shares of common stock available for future issuance under our 2018 Employee Stock Incentive Plan as of March 31, 2019, plus any additional shares of our common stock that may become available under our 2018 Employee Stock Incentive Plan;

●	5,371,452 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2019, having a weighted average exercise price of $12.43 per share;

●	202 shares of common stock issuable upon the conversion of 1 share of Series 4 Convertible Preferred Stock outstanding as of March 31, 2019, at a conversion price of $4.96 per share;

●	1,100 shares of common stock reserved for issuance to investor relations firms as of March 31, 2019;

●	581,982 shares of common stock issuable upon conversion of 1,938 shares of Series 5 Convertible Preferred Stock as of March 31, 2019, at a conversion price of $3.33 per share (subject to adjustment); and

●	3,564,785 shares of common stock issued between April 1, 2019 and June 18, 2019.

UNDERWRITING

We have entered into an underwriting agreement, dated               , 2019, with [●] (the “Representative”) as the representative of the underwriters named therein and the sole book-running manager of this offering. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase the shares of our common stock, Pre-Funded Warrants and corresponding warrants listed next to their respective name in the following table:

Underwriter	Number of Shares	Number of Pre-Funded Warrants	Number of Warrants
[●]

Total

The underwriters are offering the shares of our common stock and related warrants and Pre-Funded Warrants and related warrants subject to its acceptance of our common stock, the Pre-Funded Warrants and the warrants from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of our common stock and related warrants and Pre-Funded Warrants and related warrants offered by this prospectus are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of our common stock and related warrants and Pre-Funded Warrants and related warrants if any such shares of our common stock and related warrants or Pre-Funded Warrants and related warrants are taken.

We have granted the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to an additional                shares of common stock and/or warrants to purchase                 shares of common stock at the public offering price, less the underwriting discount.

Underwriter Compensation

We have agreed to pay the underwriters an aggregate fee equal to             % of the gross proceeds of this offering and expect the net proceeds from this offering to be approximately $       after deducting $         in underwriting commissions and $           in our other estimated offering expenses. We have also agreed to pay the underwriters an accountable expense allowance for certain of the underwriters’ expenses relating to the offering up to a maximum aggregate amount of $         , including the underwriters’ legal fees incurred in this offering.

We have paid an expense deposit of $           to the Representative which will be applied against actual, out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering. Any portion of the $           expense deposit paid to the Representative will be returned to us to the extent that offering expenses are not actually incurred by the underwriters in compliance with FINRA Rule 5110(f)(2)(C).

Discounts and Expenses

The underwriters have advised us that they propose to offer the shares of our common stock, Pre-Funded Warrants and related warrants to the public at the respective public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $         per share of our common stock and related warrant or $      per Pre-Funded Warrants and related warrants. After this offering, the public offering price and concession to dealers may be changed by the Representative. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of our common stock, Pre-Funded Warrants and related warrants are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the public offering price, underwriting discount payable to the underwriters by us and proceeds before expenses to us, assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock and/or warrants. The underwriting commissions are equal to the combined public offering price per share, Pre-Funded Warrants and related warrants, less the amount per share the underwriters pay us for the shares of common stock, Pre-Funded Warrants and warrants:

	Per Share	Per Pre- Funded Warrant	Per Warrant	Total(1)
Public offering price(2)	$	$	$	$
Underwriting discounts and commissions	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

(1)	Assumes no sale of pre-funded warrants.
(2)	The public offering price is $ per share of common stock, $ per Pre-Funded Warrant and $ per accompanying warrant.

In addition, we have agreed to reimburse the underwriters for reasonable out-of-pocket expenses not to exceed $           in the aggregate.  We estimate that total expenses payable by us in connection with this offering, other than the underwriting discount referred to above, will be approximately $        .

Determination of Offering Price

The combined public offering price per share and related warrant and the exercise price per share of the warrants is                  % of the last reported sale price of our common stock on the Nasdaq Capital Market on                   , 2019. The combined public offering price per share and related warrant, the combined public offering price per Pre-Funded Warrant and related warrant, the exercise price and other terms of the warrants were negotiated between us and the underwriters, based on the trading of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act of 1934, as amended (the “Exchange Act”):

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

●	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. A naked short position occurs if the underwriters sell more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we, nor the underwriters, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we, nor the underwriters, make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other websites maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriter, and should not be relied upon by investors.

Other

From time to time, the underwriters and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees.

Except for the services provided in connection with this offering, the underwriters have not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock currently trades under the symbol “INPX” on the Nasdaq Capital Market and traded under the symbol “SYRX” prior to the March 1, 2017 name change. The following table sets forth the high and low sales prices on Nasdaq for the periods indicated. Such quotations represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions. All prices reflect the Reverse Splits.

Period	High	Low
Year Ending December 31, 2019
April 1, 2019 through June 18, 2019	$1.78	$0.57
January 1, 2019 through March 31, 2019	$5.35	$1.01

Year Ended December 31, 2018
October 1, 2018 through December 31, 2018	$20.40	$2.62
July 1, 2018 through September 30, 2018	$11.12	$4.327
April 1, 2018 through June 30, 2018	$50.7338	$5.0314
January 1, 2018 through March 31, 2018	$455.8946	$43.1866

Year Ended December 31, 2017
October 1, 2017 through December 31, 2017	$767.2465	$254.7424
July 1, 2017 through September 30, 2017	$1,227.6699	$239.0176
April 1, 2017 through June 30, 2017	$5,799.3219	$817.6918
January 1, 2017 through March 31, 2017	$5,849.3489	$3,122.0731

Holders of Record

According to our transfer agent, as of June 18, 2019, we had approximately 526 shareholders of record of our common stock. This number does not include an indeterminate number of shareholders whose shares are held by brokers in street name. Our stock transfer agent is Computershare Trust Company, N.A., Meidinger Tower, 462 S. 4th Street, Louisville, KY 40202.

Dividend Policy

We have not declared or paid any cash dividends on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business; we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant. Holders of Series 4 Convertible Preferred Stock and Series 5 Convertible Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by our Board.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of June 18, 2019, regarding the beneficial ownership of our common stock by the following persons:

●	our Named Executive Officers;

●	each director;

●	all of our executive officers and directors as a group; and

●	each person or entity who, to our knowledge, owns more than 5% of our common stock.

Except as indicated in the footnotes to the following table, subject to applicable community property laws, each stockholder named in the table has sole voting and investment power. Unless otherwise indicated, the address for each stockholder listed is c/o Inpixon, 2479 E. Bayshore Road, Suite 195, Palo Alto, California 94303. Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of June 18, 2019, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder. The information provided in the following table is based on our records, information filed with the SEC, and information furnished by our stockholders.

Name of Beneficial Owner	Amount and nature of beneficial ownership		Percent of Class(1)
Named Executive Officers and Directors
Nadir Ali	389,162	(2)	3.6%
Leonard Oppenheim	20,009	(3)	*
Kareem Irfan	20,006	(4)	*
Tanveer Khader	20,126	(5)	*
Soumya Das	233,410	(6)	2.2%
Wendy Loundermon	272,330	(7)	2.5%
All executive officers and directors as a group (6 persons)	955,044	(8)	8.3%
More than 5% Beneficial Owner
Hudson Bay Master Fund Ltd.(9)	599,021	(10)	5.4%

*	Represents beneficial ownership of less than 1%.

(1)	Based on 10,552,722 shares outstanding on June 18, 2019.
(2)	Includes (i) 32 shares of common stock held of record by Nadir Ali, (ii) 389,078 shares of common stock issuable upon exercise of options exercisable within 60 days of June 18, 2019, (iii) 3 shares of common stock held of record by Lubna Qureishi, Mr. Ali’s wife, (iv) 3 shares of common stock held of record by Naheed Qureishi, Mr. Ali’s mother-in-law, (v) 15 shares of common stock held of record by the Qureishi Ali Grandchildren Trust, of which Mr. Ali is the joint-trustee (with his wife Lubna Qureishi) of the Qureishi Ali Grandchildren Trust and has shared voting and investment control over the shares held, and (vi) 31 shares of common stock held of record by the Qureishi 1998 Family Trust, of which Mr. Ali’s father-in-law, A. Salam Qureishi, is the sole trustee and has voting and investment control over the shares held.
(3)	Includes (i) 6 shares of common stock held of record by Mr. Oppenheim, and (ii) 20,003 shares of common stock issuable upon exercise of options exercisable within 60 days of June 18, 2019.
(4)	Includes (i) 3 shares of common stock held of record by Mr. Irfan and (ii) 20,003 shares of common stock issuable upon exercise of options exercisable within 60 days of June 18, 2019.
(5)	Includes (i) 120 shares of common stock owned directly by SyHolding Corp., (ii) 3 shares of common stock held of record by Mr. Khader and (iii) 20,003 shares of common stock issuable upon exercise of options exercisable within 60 days of June 18, 2019. Tanveer Khader holds the power to vote and dispose of the SyHolding Corp. shares.
(6)	Includes (i) 4 shares of common stock held of record by Mr. Das and (ii) 233,406 shares of common stock issuable upon exercise of options exercisable within 60 days of June 18, 2019.
(7)	Includes (i) 1 shares of common stock held of record by Ms. Loundermon and (ii) 272,329 shares of common stock issuable upon exercise of options exercisable within 60 days of June 18, 2019.
(8)	Includes (i) 56 shares of common stock held directly, or by spouse or relative, (ii) 166 shares of common stock held of record by entities, and (iii) 954,822 shares of common stock issuable upon exercise of options exercisable within 60 days of June 18, 2019.
(9)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The mailing address of this beneficial holder is 777 Third Avenue, 30th Floor, New York, New York 10017.
(10)	Includes (i) 2,355 shares of common stock issuable upon exercise of a warrant to purchase common stock, dated January 8, 2018, exercisable within 60 days of June 18, 2019, (ii) 234,622 shares of common stock issuable upon exercise of a warrant to purchase common stock, dated February 20, 2018, exercisable within 60 days of June 18, 2019, (iii) 361,842 shares of common stock issuable upon exercise of a warrant to purchase common stock, dated April 24, 2018, exercisable within 60 days of June 18, 2019, and (iv) 202 shares of common stock issuable upon conversion of 1 share of Series 4 Convertible Preferred Stock convertible within 60 days of June 18, 2019.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

As of June 18, 2019, we had 255,000,000 authorized shares of capital stock, par value $0.001 per share, of which 250,000,000 were shares of common stock and 5,000,000 were shares of “blank check” preferred stock. As of June 18, 2019, we had 10,552,722 shares of common stock outstanding and held by 526 stockholders of record, 1,100 shares of common stock reserved for issuance to investor relations firms, 1 share of Series 4 Convertible Preferred Stock and 421 shares of Series 5 Convertible Preferred Stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors are authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. We have no current plan to issue any shares of preferred stock.

Conversion Price Adjustment

Stock Dividends and Stock Splits. If we pay a stock dividend or otherwise make a distribution payable in shares of common stock on shares of common stock or any other common stock equivalents, subdivide or combine outstanding common stock, or reclassify common stock, the conversion price will be adjusted by multiplying the then conversion price by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately before such event, and the denominator of which shall be the number of shares outstanding immediately after such event.

Series 4 Convertible Preferred Stock

Our board of directors designated 10,415 shares of preferred stock as Series 4 Convertible Preferred Stock, $0.001 par value with a stated value of $1,000 (also referred to herein as the Series 4 Preferred). As of June 18, 2019, there was 1 share of Series 4 Preferred outstanding. Our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock, except as prohibited by the certificate of designation of preferences, rights and limitations of the designated preferred stock.

Liquidation. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series 4 Preferred are entitled to receive distributions out of our assets, whether capital or surplus, of the same amount that a holder of common stock would receive if the Series 4 Preferred were fully converted (disregarding for such purposes any conversion limitations hereunder) to common stock which amounts shall be paid pari passu with all holders of common stock.

Dividends. Holders of the Series 4 Preferred are entitled to receive dividends equal (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock when, as and if such dividends are paid on shares of our common stock. No other dividends will be paid on shares of Series 4 Preferred.

Conversion. Each share of Series 4 Preferred is convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of common stock determined by dividing the stated value of $1,000 by the conversion price equal to the current conversion price of $4.96 per share (subject to adjustment described below).

Anti-Dilution Protection. The Series 4 Preferred contain an anti-dilution protection feature, to adjust the conversion price if shares of common stock are sold or issued for a consideration per share less than the conversion price then in effect (subject to certain exemptions), provided, that the conversion price will not be less than $4.96.

Series 5 Convertible Preferred Stock

Our board of directors designated 12,000 shares of preferred stock as Series 4 Convertible Preferred Stock, $0.001 par value with a stated value of $1,000 (also referred to herein as the Series 5 Preferred). As of June 18, 2019, there were 421 shares of Series 5 Preferred outstanding convertible into 126,427 shares of common stock. Our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock, except as prohibited by the certificate of designation of preferences, rights and limitations of the designated preferred stock.

Conversion. Each share of Series 5 Convertible Preferred Stock will be convertible at the option of the holder at any time, into the number of shares of our common stock determined by dividing the $1,000 stated value per share of the Series 5 Convertible Preferred Stock by a conversion price of $3.33 per share. In addition, the conversion price per share is subject to adjustment for stock dividends, distributions, subdivisions, combinations or reclassifications. Subject to limited exceptions, a holder of the Series 5 Convertible Preferred Stock will not have the right to convert any portion of the Series 5 Convertible Preferred Stock to the extent that, after giving effect to the conversion, the holder, together with its affiliates, would beneficially own in excess of 4.99% (subject to adjustment to up to 9.99% solely at the holder’s discretion upon 61 days’ prior notice to us) of the number of shares of our common stock outstanding immediately after giving effect to its conversion.

Fundamental Transactions. In the event we effect certain mergers, consolidations, sales of substantially all of our assets, tender or exchange offers, reclassifications or share exchanges in which our common stock is effectively converted into or exchanged for other securities, cash or property, we consummate a business combination in which another person acquires 50% of the outstanding shares of our common stock, or any person or group becomes the beneficial owner of 50% of the aggregate ordinary voting power represented by our issued and outstanding common stock, then, upon any subsequent conversion of the Series 5 Convertible Preferred Stock, the holders of the Series 5 Convertible Preferred Stock will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon conversion in full of the Series 5 Convertible Preferred Stock.

Dividends. Holders of Series 5 Convertible Preferred Stock shall be entitled to receive dividends (on an as-if-converted-to-common-stock basis) in the same form as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of common stock.

Voting Rights. Except as otherwise provided in the certificate of designation or as otherwise required by law, the Series 5 Convertible Preferred Stock has no voting rights.

Liquidation Preference. Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of Series 5 Convertible Preferred Stock will be entitled to receive out of our assets, whether capital or surplus, the same amount that a holder of common stock would receive if the Series 5 Convertible Preferred Stock were fully converted (disregarding for such purpose any conversion limitations under the certificate of designation) to common stock, which amounts shall be paid pari passu with all holders of common stock.

Redemption Rights. We are not obligated to redeem or repurchase any shares of Series 5 Convertible Preferred Stock. Shares of Series 5 Convertible Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous provisions.

Warrants

As of June 18, 2019, we have warrants issued and outstanding for the purchase of up to 3,978,539 shares of our common stock, at exercise prices ranging from $3.33 to $43,200. The warrants are held by 68 security holders. Outstanding warrants to purchase our common stock are as follows:

Issuance Date	Number of Shares	Exercise Period	Exercise Price
March 20, 2013	5	From March 20, 2013 to March 20, 2020 (except the Lock-Up Period as defined in the warrant)	$16,200
August 29, 2013	4	From August 29, 2013 to August 29, 2020 (except the Lock-Up Period as defined in the warrant)	$43,200
June 30, 2017	141	June 30, 2017 to June 30, 2022	$360
August 9, 2017	917	From August 9, 2017 to August 9, 2022	$660
January 8, 2018	15,003	From February 2, 2018 to February 2, 2023	$120
February 20, 2018	1,080,669	From February 20, 2018 to February 20, 2023	$25.36
April 24, 2018	2,769,000	From April 24, 2018 to April 24, 2023	$4.96
January 15, 2019	112,800	From January 15, 2019 to January 15, 2024	$3.33

Options

As of June 18, 2019, there were 158,424 shares of common stock authorized for issuance under the 2011 Employee Stock Incentive Plan, of which 202 shares of common stock are underlying outstanding options having a weighted average exercise price of $28,021.73 per share, 6,316,376 shares of common stock available for issuance under the 2018 Employee Stock Incentive Plan, of which 4,949,924 shares of common stock are underlying outstanding options having a weighted average exercise price of $1.69 and 39 shares of common stock underlying outstanding options not under the 2011 or 2018 Employee Stock Incentive Plan having a weighted average of $43,392.86 per share.

Anti-Takeover Devices

Our articles of incorporation, our bylaws and the Nevada Revised Statutes contain provisions that could delay or make more difficult an acquisition of control of our company not approved by our board of directors, whether by means of a tender offer, open market purchases, proxy contests or otherwise. These provisions have been implemented to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in the best interest of our company and our stockholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of our company even if such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors.

Set forth below is a description of the provisions contained in our articles of incorporation, bylaws and Nevada Revised Statutes that could impede or delay an acquisition of control of our company that our board of directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to our articles of incorporation and bylaws, forms of each of which are included as exhibits to the registration statement of which this prospectus forms a part.

Authorized But Unissued Preferred Stock

We are currently authorized to issue a total of 5,000,000 shares of preferred stock. Our articles of incorporation provide that the board of directors may issue preferred stock by resolutions, without any action of the stockholders. In the event of a hostile takeover, the board of directors could potentially use this preferred stock to preserve control.

Filling Vacancies

Our bylaws establish that the board shall be authorized to fill any vacancies on the board arising due to the death, resignation or removal of any director. The board is also authorized to fill vacancies if the stockholders fail to elect the full authorized number of directors to be elected at any annual or special meeting of stockholders. Vacancies in the board may be filled by a majority of the remaining directors then in office, even though less than a quorum of the board, or by a sole remaining director.

Removal of Directors

The provisions of our bylaws may make it difficult for our stockholders to remove one or more of our directors. Our bylaws provide that the entire board of directors, or any individual director, may be removed from office at any special meeting of stockholders called for such purpose by vote of the holders of two-thirds of the voting power entitling the stockholders to elect directors in place of those to be removed. Furthermore, according to our bylaws, no director may be removed (unless the entire board is removed) when the votes cast against removal or not consenting in writing to such removal would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote, were voted) and the entire number of directors authorized at the time of the directors’ most recent election were then being elected. Our bylaws also provide that when, by the provisions of our articles of incorporation, the holders of the shares of any class or series voting as a class or series are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series.

Board Action Without Meeting

Our bylaws provide that the board may take action without a meeting if all the members of the board consent to the action in writing. Board action through consent allows the board to make swift decisions, including in the event that a hostile takeover threatens current management.

No Cumulative Voting

Our bylaws and articles of incorporation do not provide the right to cumulate votes in the election of directors. This provision means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. Non-cumulative voting makes it more difficult for an insurgent minority stockholder to elect a person to the board of directors.

Stockholder Proposals

Except to the extent required under applicable laws, we are not required to include on our proxy card, or describe in our proxy statement, any information relating to any stockholder proposal and disseminated in connection with any meeting of stockholders.

Amendments to Articles of Incorporation and Bylaws

Our articles of incorporation give both the directors and the stockholders the power to adopt, alter or repeal the bylaws of the corporation. Any adoption, alteration, amendment, change or repeal of the bylaws by the stockholders requires an affirmative vote by a majority of the outstanding stock of the company. Any bylaw that has been adopted, amended, or repealed by the stockholders may be amended or repealed by the board, except that the board shall have no power to change the quorum for meetings of stockholders or of the board or to change any provisions of the bylaws with respect to the removal of directors or the filling of vacancies in the board resulting from the removal by the stockholders. Any proposal to amend, alter, change or repeal any provision of our articles of incorporation requires approval by the affirmative vote of a majority of the voting power of all of the classes of our capital stock entitled to vote on such amendment or repeal, voting together as a single class, at a duly constituted meeting of stockholders called expressly for that purpose.

Nevada Statutory Provisions

We are subject to the provisions of NRS 78.378 to 78.3793, inclusive, an anti-takeover law, which applies to any acquisition of a controlling interest in an “issuing corporation.” In general, such anti-takeover laws permit the articles of incorporation, bylaws or a resolution adopted by the directors of an “issuing corporation” (as defined in NRS 78.3788) to impose stricter requirements on the acquisition of a controlling interest in such corporation than the provisions of NRS 78.378 to 78.3793, inclusive, as well as permit the directors of an issuing corporation to take action to protect the interests of the corporation and its stockholders, including, but not limited to, adopting plans, arrangements or other instruments that grant or deny rights, privileges, power or authority to holder(s) of certain percentages of ownership and/or voting power. Further, an “acquiring person” (and those acting in association) only obtains such voting rights in the control shares as are conferred by resolution of the stockholders at either a special meeting requested by the acquiring person, provided it delivers an offeror’s statement pursuant to NRS 78.3789 and undertakes to pay the expenses thereof, or at the next special or annual meeting of stockholders. In addition, the anti-takeover law generally provides for (i) the redemption by the issuing corporation of not less than all of the “control shares” (as defined) in accordance with NRS 78.3792, if so provided in the articles of incorporation or bylaws in effect on the 10th day following the acquisition of a controlling interest in an “issuing corporation”, and (ii) dissenter’s rights pursuant to NRS 92A.300 to 92A.500, inclusive, for stockholders that voted against authorizing voting rights for the control shares.

We are also subject to the provisions of NRS 78.411 to 78.444, inclusive, which generally prohibits a publicly held Nevada corporation from engaging in a “combination” with an “interested stockholder” (each as defined) that is the beneficial owner, directly or indirectly, of at least ten percent of the voting power of the outstanding voting shares of the corporation or is an affiliate or associate of the corporation that previously held such voting power within the past three years, for a period of three years after the date the person first became an “interested stockholder”, subject to certain exceptions for authorized combinations, as provided therein.

In accordance with NRS 78.195, our articles of incorporation provide for the authority of the board of directors to issue shares of preferred stock in series by filing a certificate of designation to establish from time to time the number of shares to be included in such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, subject to limitations prescribed by law.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Nasdaq Capital Market Listing

Our common stock is currently traded on the Nasdaq Capital Market under the symbol “INPX.”

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering                   shares of our common stock together with warrants to purchase up to an aggregate of                  shares of our common stock (based on an assumed combined offering price of $     the last reported sale price of our common stock on the Nasdaq Capital Market on                  , 2019). Each share of our common stock is being sold together with a warrant to purchase one share of common stock. The shares of our common stock and related warrants will be issued separately. We are also registering the shares of our common stock issuable from time to time upon exercise of the warrants offered hereby.

The following description of our capital stock is not complete and is subject to and qualified in its entirety by our amended articles of incorporation, as amended, and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, and by the relevant provisions of the Nevada Revised Statutes.

Common Stock

The material terms of our common stock and our other capital stock are described in the section of this prospectus entitled “Description of Securities” beginning on page 25 of this prospectus.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of, the Pre-Funded Warrant. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

The term “pre-funded” refers to the fact that the purchase price of our common stock in this offering includes almost the entire exercise price that will be paid under the Pre-Funded Warrants, except for a nominal remaining exercise price of $0.01. The purpose of the Pre-Funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to invest capital into the Company without triggering their ownership restrictions, by receiving Pre-Funded Warrants in lieu of our common stock which would result in such ownership of more than 4.99% (or 9.99%), and receive the ability to exercise their option to purchase the shares underlying the Pre-Funded Warrants at such nominal price at a later date.

Duration. The Pre-Funded Warrants offered hereby will entitle the holders thereof to purchase shares of our common stock at a nominal exercise price of $0.01 per share, commencing immediately on the date of issuance.

Exercise Limitation. A holder will not have the right to exercise any portion of the Pre-Funded Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Exercise Price. The Pre-Funded Warrants will have an exercise price of $0.01 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the Pre-Funded Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. There is no established trading market for the Pre-Funded Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Pre-Funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Pre-Funded Warrants with the same effect as if such successor entity had been named in the Pre-Funded Warrant itself. If holders of our common stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Pre-Funded Warrant following such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Pre-Funded Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Pre-Funded Warrant.

We do not intend to apply for listing of the Pre-Funded Warrants on the Nasdaq Capital Market. No assurance can be given that a market for the Pre-Funded Warrants will develop.

Warrants

The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.

Form. The warrants will be issued as individual warrant agreements to the investors.

Exercisability. The warrants are exercisable at any time after their original issuance, expected to be        , 2019, and at any time up to the date that is five years after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Exercise Price. The warrants will have an exercise price of $         per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. There is no established trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the warrants will be limited.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the warrants with the same effect as if such successor entity had been named in the warrant itself. If holders of our common stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the warrant following such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

We do not intend to apply for listing of the warrants on the Nasdaq Capital Market. No assurance can be given that a market for the warrants will develop.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities offered by this prospectus will be passed upon for us by Mitchell Silberberg& Knupp LLP (“MSK”), New York, New York. As of the date of this prospectus, MSK and certain principals of the firm own securities of the Company representing in the aggregate less than five percent of the shares of the Company’s common stock outstanding immediately prior to the filing of this prospectus. MSK may receive securities offered pursuant to the registration statement of which this prospectus is a part in connection with the satisfaction of outstanding legal fees payable to MSK. Although MSK is not under any obligation to accept shares of the Company’s common stock in payment for services, it may do so in the future. The underwriters are being represented by                  .

EXPERTS

Marcum LLP, independent registered public accounting firm, has audited our consolidated financial statements for the years ended December 31, 2018 and 2017 included in our Annual Report on Form 10-K for the year ended December 31, 2018, as set forth in their report, which is incorporated by reference in this prospectus. Our consolidated financial statements are incorporated by reference in reliance on Marcum LLP, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 under the Securities Act, with respect to the securities covered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.inpixon.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be part of the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC on March 27, 2019;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, as filed with the SEC on May 14, 2019;

●	our Current Report on Form 8-K, as filed with the SEC on January 8, 2019, January 15, 2019, January 18, 2019, January 29, 2019, February 8, 2019, February 20, 2019, February 22, 2019, April 5, 2019, April 12, 2019, April 25, 2019, May 3, 2019, May 22, 2019, May 30, 2019, June 13, 2019, June 20, 2019, June 25, 2019 and June 27, 2019; and

●	the description of our common stock included in our Registration Statement on Form 8-A, as filed with the SEC on April 7, 2014 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all filed information contained in reports and documents filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of filing the registration statement that includes the accompanying prospectus and prior to the filing of a post-effective amendment to the registration statement containing the accompanying prospectus, which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

Inpixon

Attn: Secretary

2479 E. Bayshore Road, Suite 195

Palo Alto, CA 94303

(408) 702-2167

In addition, you may obtain a copy of these filings from the SEC as described in the section entitled “Where You Can Find More Information.”

                            Shares of Common Stock

Or

Pre-Funded Warrants to Purchase up to                            Shares of Common Stock

Warrants to Purchase up to                            Shares of Common Stock

PROSPECTUS

[●]

                      , 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates, except for the SEC registration fee and FINRA filing fee.

SEC registration fee		$3,636
FINRA filing fee		$5,000
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Transfer agent fees	$	*
Miscellaneous	$	*
TOTAL		$200,000

*	To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Nevada Revised Statutes provide that we may indemnify our officers and directors against losses or liabilities that arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

The Nevada Revised Statutes Section 78.7502 provides that:

1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

The Nevada Revised Statutes Section 78.751 provides that:

1) Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to Section 78.751 subsection 2; may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (c) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2) The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3) The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and, (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our Corporate By-Laws at Article X, provide that the Company has accepted a provision indemnifying to the full extent permitted by the law, thereby eliminating or limiting the personal liability of directors, officers, employees or corporate agents for damages for breach of fiduciary duty as a director or officer, but such provision must not eliminate or limit the liability of a director or officer for (a) Acts or omissions involving willful misconduct, gross negligence, fraud, or knowing violation of law; or (b) the payments of distributions in violation of Nevada Revised Statute 78.300.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO OUR DIRECTORS, OFFICERS AND CONTROLLING PERSONS PURSUANT TO THE FORGOING PROVISIONS OR OTHERWISE, WE HAVE BEEN ADVISED THAT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND IS, THEREFORE, UNENFORCEABLE.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Since January 1, 2016, the Company has made the following sales of unregistered securities (after giving effect to a 1-for-15 reverse stock split effective March 1, 2017, a 1-for-30 reverse stock split effective February 6, 2018 and a 1-for-40 reverse stock split effective November 2, 2018).

Stock Issuances

1.	During the year ended December 31, 2016, the Company issued 11 shares of common stock for services, which were fully vested upon the date of issuance. The Company recorded an expense of $371,000 for the fair value of those shares.

2.	During the year ended December 31, 2016, the Company issued an aggregate of 86 shares of common stock for the settlement of $2,895,000 of amounts accrued in accordance with the terms of the LightMiner Asset Purchase Agreement, dated April 24, 2015. As of December 31, 2016, the fair value of $567,000 was accrued and held in escrow, which represented 16 shares of common stock. Subsequent to December 31, 2016, the escrow was released and the Company issued the shares for settlement of the liability.

3.	On November 21, 2016, the Company issued 29 shares of restricted common stock in connection with the purchase of Integrio Technologies, LLC. The Company recorded the $101,000 value of the shares as part of the purchase price of the assets during the year ended December 31, 2016.

4.	During the three months ended March 31, 2017, the Company issued 2 shares of common stock related to the acquisition of Integrio Technologies, LLC, which were fully vested upon the date of grant. The Company recorded an expense of $7,050 for the fair value of those shares.

5.	During the three months ended March 31, 2017, the Company issued 3 shares of common stock for services, which were fully vested upon the date of grant. The Company recorded an expense of approximately $14,100 for the fair value of those shares.

6.	During the three months ended March 31, 2017, the Company issued 16 shares of common stock for the settlement of $567,000 of shares held in escrow related to the LightMiner asset acquisition dated April 24, 2015.

7.	During the three months ended June 30, 2017, the Company issued 44 shares of common stock for services, which were fully vested upon the date of grant. The Company recorded an expense of approximately $144,800 for the fair value of those shares.

8.	During the three months ended September 30, 2017, the Company issued 82 shares of common stock for services, which were fully vested upon the date of grant. The Company recorded an expense of $87,000 for the fair value of those shares.

9.	During the three months ended December 31, 2017, the Company issued 133 shares of common stock for services, which were fully vested upon the date of grant. The Company recorded an expense of approximately $55,000 for the fair value of those shares.

10.	On October 8, 2018, the Company issued 37,500 shares of common stock to a consultant for services. The Company recorded an expense of approximately $465,000 for the fair value of those shares.

11.	On February 28, 2019, the Company issued 200,000 shares of common stock to a consultant for services. The Company recorded an expense of approximately $242,000 for the fair value of those shares.

12.	On April 10, 2019, the Company and the holder of that certain outstanding promissory note, issued on October 12, 2018, with an outstanding balance of $2,689,868.23 as of April 10, 2019, entered into an exchange agreement, pursuant to which the Company and the note holder agreed to (i) partition a new promissory note in the form of the original note in the original principal amount equal to $500,000 and then cause the outstanding balance of the original note to be reduced by $500,000; and (ii) exchange the partitioned note for the delivery of 626,566 shares of common stock at an effective price per share equal to $0.798. The shares were delivered on April 12, 2019.

13.	On April 24, 2019, the Company and the holder of that certain outstanding promissory note, issued on October 12, 2018, with an outstanding balance of $2,198,399.77 as of April 24, 2019, entered into another exchange agreement, pursuant to which the Company and the note holder agreed to (i) partition a new promissory note in the form of the original note in the original principal amount equal to $400,000 and then cause the outstanding balance to be reduced by $400,000; and (ii) exchange the partitioned note for the delivery of 444,988 shares of common stock at an effective price per share equal to $0.8989. The shares were delivered to the note holder on April 25, 2019.

14.	On May 21, 2019, the Company, through its wholly owned subsidiary, Inpixon Canada Inc., as purchaser (the “Purchaser”), completed its acquisition (the “Acquisition”) of Locality Systems Inc. pursuant to the terms of a Share Purchase Agreement (the “Purchase Agreement”). Pursuant to the terms and conditions of the Purchase Agreement, the Company issued 650,000 shares of common stock as part of the aggregate consideration for the Acquisition.

15.	On May 28, 2019, the Company and the holder of that certain outstanding promissory note, issued on October 12, 2018, with an outstanding balance of $1,815,462.74 as of May 28, 2019, entered into another exchange agreement, pursuant to which the Company and the note holder agreed to (i) partition a new promissory note in the form of the original note in the original principal amount equal to $250,000 and then cause the outstanding balance to be reduced by $250,000; and (ii) exchange the partitioned note for the delivery of 312,891 shares of common stock, at an effective price per share equal to $0.799. The shares were delivered to the note holder on May 29, 2019.

16.	On June 13, 2019, the Company and the holder of that certain outstanding promissory note, issued on October 12, 2018, with an outstanding balance of $1,572,434.87 as of June 13, 2019, entered into another exchange agreement, pursuant to which the Company and the note holder agreed to (i) partition a new promissory note in the form of the original note in the original principal amount equal to $150,000 and then cause the outstanding balance to be reduced by $150,000; and (ii) exchange the partitioned note for the delivery of 239,044 shares of common stock, at an effective price per share equal to $0.6275. The shares were delivered to the note holder on June 14, 2019.

17.	On June 20, 2019, the Company and the holder of that certain outstanding promissory note, issued on October 12, 2018, with an outstanding balance of $1,425,203.02 as of June 20, 2019, entered into another exchange agreement, pursuant to which the Company and the note holder agreed to (i) partition a new promissory note in the form of the original note in the original principal amount equal to $200,000 and then cause the outstanding balance to be reduced by $200,000; and (ii) exchange the partitioned note for the delivery of 317,461 shares of common stock, at an effective price per share equal to $0.63. The shares were delivered to the note holder on June 21, 2019.

18.

On June 25, 2019, the Company and the holder of that certain outstanding promissory note, issued on October 12, 2018, with an outstanding balance of $1,226,905.63 as of June 25, 2019, entered into another exchange agreement, pursuant to which the Company and the note holder agreed to (i) partition a new promissory note in the form of the original note in the original principal amount equal to $200,000 and then cause the outstanding balance to be reduced by $200,000; and (ii) exchange the partitioned note for the delivery of 327,869 shares of common stock, at an effective price per share equal to $0.61. The shares were delivered to the note holder on June 26, 2019.

19.	On June 26, 2019, the Company and the holder of that certain outstanding promissory note, issued on October 12, 2018, with an outstanding balance of $1,027,190.88 as of June 26, 2019, entered into another exchange agreement, pursuant to which the Company and the note holder agreed to (i) partition a new promissory note in the form of the original note in the original principal amount equal to $135,000 and then cause the outstanding balance to be reduced by $135,000; and (ii) exchange the partitioned note for the delivery of 228,814 shares of common stock, at an effective price per share equal to $0.59. The shares were delivered to the note holder on June 27, 2019.

20.	On June 27, 2019, the Company and the holder of that certain outstanding promissory note, issued on October 12, 2018, with an outstanding balance of $892,438.72 as of June 27, 2019, entered into another exchange agreement, pursuant to which the Company and the note holder agreed to (i) partition a new promissory note in the form of the original note in the original principal amount equal to $170,000 and then cause the outstanding balance to be reduced by $170,000; and (ii) exchange the partitioned note for the delivery of 228,814 shares of common stock, at an effective price per share equal to $0.616. The shares were delivered to the note holder on June 28, 2019.

Debenture and Series 1 Convertible Preferred Stock Related Issuances

1.	On August 9, 2016, the Company issued to Hillair Capital Investments L.P. (“Hillair”) (i) an 8% Original Issue Discount Senior Convertible Debenture (the “Debenture”) in an aggregate principal amount of $5,700,000 due on August 9, 2018 and (ii) 2,250 shares of Series 1 Convertible Preferred Stock, par value $0.001 per share, for an aggregate purchase price of $5,000,000.

2.	On April 20, 2017, the Company issued to Hillair 92 shares of the Company’s common stock in payment for an interest amount of $315,700 due on May 9, 2017 at an interest conversion rate equal to $86.10 per share.

3.	On May 9, 2017, the Company issued 83 shares of the Company’s common stock upon conversion of 2,250 shares of the Company’s Series 1 Convertible Preferred Stock by Hillair.

4.	During December 2017, 5,725 shares of the Company’s common stock were issued to pay $1,649,000 in principal of the Debenture at a conversion rate equal to $7.20 per share.

5.	During December 2017, 827 shares of the Company’s common stock were issued to pay $158,000 in principal of the Debenture at a conversion rate equal to $4.77 per share.

6.	On February 5, 2018, the holder of the Debenture delivered a conversion notice to the Company pursuant to which it converted $300,000 of principal of the Debenture into 1,254 shares of the Company’s common stock. Such shares of common stock were issued on February 6, 2018.

7.	On February 7, 2018, the holder of the Debenture delivered a conversion notice to the Company pursuant to which it converted $400,000 of principal of the Debenture into 2,982 shares of the Company’s common stock.

8.	On February 9, 2018, the holder of the Debenture delivered a final conversion notice to the Company pursuant to which it converted $317,000 of principal of the Debenture into 2,645 shares of the Company’s common stock, which paid the Debenture in full.

Other Convertible Debt Related Issuances

May 31, 2017 Subordinated Convertible Promissory Notes

On May 31, 2017, the Company issued and sold subordinated convertible promissory notes in an aggregate principal amount of $2,200,000 due on May 31, 2018 for an aggregate purchase price of $2,000,000, representing an approximately 9% original issue discount.

November 17, 2017 Convertible Promissory Note

On November 17, 2017, the Company issued a $1,745,000 principal face amount convertible promissory note to an accredited investor which yielded net proceeds of $1,500,000 to the Company (the “November 17, 2017 Note”).

Pursuant to an exchange agreement dated October 5, 2018, the Company and the note holder partitioned a new convertible promissory note in the principal amount of $1,536,649.00 to reduce the outstanding balance of the November 17, 2017 Note by the same amount and exchanged the partitioned note for the delivery of 142,282 shares of common stock, at an effective price per exchange share equal to $10.80. The offer and sale of the exchange shares was not registered under the Securities Act, in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act, in that (a) the exchange shares were being issued in exchange for the partitioned note which was another outstanding security of the Company; (b) there was no additional consideration of value being delivered by the note holder in connection with the exchange; and (c) there were no commissions or other remuneration being paid by the Company in connection with the exchange.

Pursuant to an exchange agreement dated January 29, 2019, the Company and the note holder partitioned a new convertible promissory note in the principal amount of $383,768.07 to reduce the outstanding balance of the November 17, 2017 Note by the same amount and exchanged the partitioned note for the delivery of 172,869 shares of common stock, at an effective price per exchange share equal to $2.22.  Following this partition and exchange, the November 17, 2017 Note was paid in full.  The offer and sale of the exchange shares was not registered under the Securities Act, in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act, in that (a) the exchange shares were being issued in exchange for the partitioned note which was another outstanding security of the Company; (b) there was no additional consideration of value being delivered by the note holder in connection with the exchange; and (c) there were no commissions or other remuneration being paid by the Company in connection with the exchange.

Issuances of Warrants and Exchange Shares

December 2016 Warrants and Exchange Shares

On December 15, 2016, the Company sold, in a registered offering, 278 shares of common stock at a purchase price of $7,200 per share to certain investors (the “December 2016 Purchasers”).  Concurrently with the sale of the common stock, the Company also issued warrants to purchase up to 208 shares of common stock (the “December 2016 Warrants”) to the December 2016 Purchasers. The Company engaged Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC as exclusive placement agent for the issuance and sale of common stock and warrants.

Pursuant to exchange agreements dated December 15, 2017, the Company issued up to an aggregate of 1,667  shares of the Company’s common stock to the December 2016 Purchasers, in exchange for the termination and cancellation of the December 2016 Warrants.  The offer and sale of the exchange shares was not registered under the Securities Act, in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act, in that (a) the exchange shares were being issued in exchange for the December 2016 Warrants which were other outstanding securities of the Company; (b) there was no additional consideration of value being delivered by the holders in connection with the exchange; and (c) there were no commissions or other remuneration being paid by the Company in connection with the Exchange.

August 2017 Warrants

On August 9, 2017, the Company issued warrants to purchase up to an aggregate of 917  shares of common stock to certain purchasers in consideration for such purchasers’ exercise of certain warrants issued by the Company in a registered offering pursuant to that certain warrant agency agreement dated as of June 30, 2017.

January 2018 Warrants

On January 8, 2018, the Company sold, in a registered offering, an aggregate of 14,996 shares of the Company’s common stock, at a purchase price of $212.40 per share to certain investors.  Concurrently with the sale of the common stock, the Company also issued warrants to purchase up to 14,996 shares of common stock to the purchasers of common stock.  Roth Capital Partners, LLC acted as the exclusive placement agent for this sale and issuance of the common stock and warrants.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder). The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon any stock certificates issued in these transactions.

ITEM 16. Exhibits.

Reference is hereby made to the attached Exhibit Index, which is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the registration statement is on Form S-1, Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to the offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on the 28th day of June, 2019.

INPIXON

By:	/s/ Nadir Ali
Nadir Ali
Chief Executive Officer

By:	/s/ Wendy Loundermon
Wendy Loundermon
VP of Finance

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Inpixon (the “Company”), hereby constitute and appoint Nadir Ali and Wendy Loundermon and each of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in any one or more of them, to sign for the undersigned and in their respective names as an officer/director of the Company, a registration statement on Form S-1 and any or all amendments (including any pre-effective or post-effective amendments) to this registration statement or any related registration statement that is to be effective upon filing pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the above premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nadir Ali	Chief Executive Officer and Director	June 28, 2019
Nadir Ali	(Principal Executive Officer

/s/ Wendy Loundermon	VP of Finance and Director	June 28, 2019
Wendy Loundermon	(Principal Financial and Accounting Officer)

/s/ Leonard A. Oppenheim	Director	June 28, 2019
Leonard A. Oppenheim

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

1.1*	Form of Underwriting Agreement.

2.1†	Asset Purchase and Merger Agreement dated March 1, 2013 by and among Sysorex Global Holdings Corp., Lilien, LLC and Lilien Systems.	S-1	333-190574	2.1	August 12, 2013

2.2	Agreement and Plan of Merger dated August 31, 2013 by and among Sysorex Global Holdings Corp., Sysorex Merger Sub, Inc., Shoom, Inc. and the Shareholder Representative.	S-1	333-191648	2.4	October 9, 2013

2.3	Agreement and Plan of Merger dated as of December 20, 2013, by and among Sysorex Global Holdings Corp., AirPatrol Corporation, AirPatrol Acquisition Corp. I, AirPatrol Acquisition Corp. II, and Shareholders Representative Services LLC.	S-1/A	333-191648	2.6	January 21, 2014

2.4	Amendment No. 1 to Agreement and Plan of Merger dated February 28, 2014 with AirPatrol Corporation.	S-1/A	333-191648	2.7	March 13, 2014

2.5	Amendment No. 2 to Agreement and Plan of Merger dated April 18, 2014 with AirPatrol Corporation.	8-K	001-36404	2.8	April 24, 2014

2.6	Waiver and Amendment No. 3 to Agreement and Plan of Merger dated May 30, 2014 with AirPatrol Corporation.	S-1	333-198502	12.9	August 29, 2014

2.7†	Asset Purchase Agreement, dated as of April 24, 2015, between Sysorex Global Holdings Corp., LightMiner Systems, Inc. and Chris Baskett.	8-K	001-36404	2.1	April 30, 2015

2.8	Agreement and Plan of Merger, dated as of December 14, 2015, between Sysorex Global Holdings Corp. and Sysorex Global.	8-K	001-36404	10.3	December 18, 2015

2.9†	Asset Purchase Agreement, dated November 14, 2016, among Integrio Technologies, LLC, Emtec Federal, LLC, Sysorex Government Services, Inc. and Sysorex Global.	8-K	001-36404	2.1	November 18, 2016

2.10	Amendment No. 1 to Asset Purchase Agreement, dated as of November 21, 2016, by and among Sysorex Global, Sysorex Government Services, Inc., Integrio Technologies, LLC and Emtec Federal, LLC.	8-K	001-36404	2.2	November 28, 2016

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

2.11	Agreement and Plan of Merger, dated as of February 27, 2017, between Sysorex Global and Inpixon.	8-K	001-36404	2.1	March 1, 2017

2.12	Agreement and Plan of Merger, dated as of July 25, 2018, between Inpixon USA and Sysorex, Inc.	8-K	001-36404	2.1	July 31, 2018

2.13	Separation and Distribution Agreement, dated August 7, 2018 between Inpixon and Sysorex, Inc.	10-Q	001-36404	2.1	August 13, 2018

2.14	Amendment No. 1 to Separation and Distribution Agreement dated August 31, 2018 between Inpixon and Sysorex, Inc.	8-K	001-36404	10.5	September 4, 2018

2.15†	Share Purchase Agreement, dated May 21, 2019, by and among Inpixon, Inpixon Canada, Inc., Locality Systems Inc., Kirk Moir, in his capacity as the Sellers’ Representative, the Sellers and Garibaldi Capital Advisors Ltd.	8-K	001-36404	2.1	May 22, 2019

3.1	Restated Articles of Incorporation.	S-1	333-190574	3.1	August 12, 2013

3.2	Certificate of Amendment to Articles of Incorporation (Increase Authorized Shares).	S-1	333-218173	3.2	May 22, 2017

3.3	Certificate of Amendment to Articles of Incorporation (Reverse Split).	8-K	001-36404	3.1	April 10, 2014

3.4	Articles of Merger (renamed Sysorex Global).	8-K	001-36404	3.1	December 18, 2015

3.5	Articles of Merger (renamed Inpixon).	8-K	001-36404	3.1	March 1, 2017

3.6	Certificate of Amendment to Articles of Incorporation (Reverse Split).	8-K	001-36404	3.2	March 1, 2017

3.7	Certificate of Amendment to Articles of Incorporation (authorized share increase).	8-K	001-36404	3.1	February 5, 2018

3.8	Certificate of Amendment to Articles of Incorporation (Reverse Split).	8-K	001-36404	3.1	February 6, 2018

3.9	Certificate of Amendment to Articles of Incorporation (Reverse Split).	8-K	001-36404	3.1	November 1, 2018

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

3.10	Bylaws, as amended.	S-1	333-190574	3.2	August 12, 2013

4.1	Specimen Stock Certificate of the Company.	S-1	333-190574	4.1	August 12, 2013

4.2	Form of Certificate of Designation of Preferences, Rights and Limitations of Series 4 Convertible Preferred Stock.	8-K	001-36404	3.1	April 24, 2018

4.3	Certificate of Designation of Series 5 Convertible Preferred Stock, dated as of January 14, 2019.	8-K	001-36404	3.1	January 15, 2019

4.4	Promissory Note, dated as of October 12, 2018.	8-K	001-36404	4.1	October 18, 2018

4.5	Promissory Note, dated as of December 21, 2018.	8-K	001-36404	4.1	December 31, 2018

4.6	Warrant to purchase common stock dated March 20, 2013 held by Bridge Bank N.A.	S-1	333-190574	4.3	August 12, 2013

4.7	Warrant to purchase common stock dated August 29, 2013 held by Bridge Bank N.A.	S-1	333-191648	4.5	October 9, 2013

4.8	Form of Warrant Agency Agreement.	S-1/A	333-218173	4.7	June 23, 2017

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.9	Form of Additional Warrant.	8-K	001-36404	4.1	August 9, 2017

4.10	Form of Warrant.	8-K	001-36404	4.1	January 9, 2018

4.11	Form of Warrant.	8-K	001-36404	3.1	February 16, 2018

4.12	Form of Warrant.	8-K	001-36404	4.1	April 24, 2018

4.13	Form of Warrant.	8-K	001-36404	4.1	January 15, 2019

4.14	Form of Warrant Agency Agreement.	8-K	001-36404	4.2	January 15, 2019

4.15	Promissory Note, dated as of May 3, 2019.	8-K	001-36404	4.1	May 3, 2019

4.16*	Form of Warrant for this Offering.

4.17*	Form of Pre-Funded Warrant for this Offering.

4.18	Promissory Note, dated as of June 27, 2019.	8-K	001-36404	4.1	June 27, 2019

5.1*	Legal Opinion of Mitchell Silberberg & Knupp LLP.

10.1+	Amended and Restated 2011 Employee Stock Incentive Plan.	S-8	333-195655	10.22	May 2, 2014

10.2+	Form of Incentive Stock Option Agreement.	8-K	001-36404	10.9	October 27, 2014

10.3+	Form of Non-Qualified Stock Option Agreement.	8-K	001-36404	10.5	October 27, 2014

10.4+	Form of Restricted Stock Award Agreement.	8-K	001-36404	10.6	October 27, 2014

10.5+	2018 Employee Stock Incentive Plan.	S-8	333-229374	99.1	January 25, 2019

10.6+	2018 Employee Stock Incentive Plan Form of Incentive Stock Option Agreement.	8-K	001-36404	10.1	May 18, 2018

10.7+	2018 Employee Stock Incentive Plan Form of Non-Qualified Stock Option Agreement.	8-K	001-36404	10.2	May 18, 2018

10.8+	Director Services Agreement with Leonard A. Oppenheim dated October 21, 2014.	8-K	001-36404	10.1	October 27, 2014

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

10.9+	Waiver and Amendment No. 1 to Board of Directors Services Agreement with Leonard A. Oppenheim dated February 4, 2019.	10-K	001-36404	10.9	March 28, 2019

10.10+	Director Services Agreement with Kareem M. Irfan dated October 21, 2014.	8-K	001-36404	10.3	October 27, 2014

10.11+	Waiver and Amendment No. 1 to Board of Directors Services Agreement with Kareem M. Irfan dated February 4, 2019.	10-K	001-36404	10.11	March 28, 2019

10.12+	Director Services Agreement with Tanveer A. Khader dated October 21, 2014.	8-K	001-36404	10.4	October 27, 2014

10.13+	Waiver and Amendment No. 1 to Board of Directors Services Agreement with Tanveer A. Khader dated February 4, 2019.	10-K	001-36404	10.13	March 28, 2019

10.15+	Amended and Restated Employment Agreement by and between the Company and Nadir Ali	10-Q	001-36404	10.14	May 15, 2018

10.16+	Employment Agreement, effective as of October 1, 2014, between Wendy Loundermon and the Company.	8-K	001-36404	10.8	October 27, 2014

10.17+	Employment Agreement dated November 4, 2016, by and between Sysorex USA and Soumya Das.	10-K	001-36404	10.51	April 17, 2017

10.18+	Amended Compensation Terms for Soumya Das	10-Q	001-36404	10.9	August 13, 2018

10.19+	Amendment to Employment Agreement dated August 31, 2018 among Inpixon, Sysorex, Inc. and Soumya Das	8-K	001-36404	10.8	September 4, 2018

10.20	Lease Agreement dated August 21, 2014, by and between ECI Two Bayshore LLC and Sysorex Global Holdings Corp.	10-K	001-36404	10.57	April 17, 2017

10.21	Commercial Lease Amendment dated September 19, 2016, by and between 424116 B.C. Ltd. and Sysorex Canada Corp.	10-K	001-36404	10.53	April 17, 2017

10.22	Amended and Restated GemCap Loan and Security Agreement: Payplant Loan and Security Agreement, by and among GemCap Lending, LLC, Inpixon, Inpixon USA, Inpixon Federal, Inc. and Payplant LLC, as agent for Payplant Alternatives Fund LLC.	8-K	001-36404	10.1	August 18, 2017

10.23	Payplant Client Agreement by and among Inpixon, Inpixon USA, Inpixon Federal, Inc. and Payplant LLC.	8-K	001-36404	10.2	August 18, 2017

10.24	Amendment 1 to Payplant Client Agreement dated August 31, 2018 between Inpixon, Sysorex, Inc., Sysorex Government Services, Inc. and Payplant LLC.	8-K	001-36404	10.6	September 4, 2018

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

10.25	Transition Services Agreement dated August 31, 2018 between Inpixon and Sysorex, Inc.	8-K	001-36404	10.1	September 4, 2018

10.26	Tax Matters Agreement dated August 31, 2018 between Inpixon and Sysorex, Inc.	8-K	001-36404	10.2	September 4, 2018

10.27	Employee Matters Agreement dated August 31, 2018 between Inpixon and Sysorex, Inc.	8-K	001-36404	10.3	September 4, 2018

10.28	Assignment and Assumption Agreement dated August 31, 2018 between members of the Inpixon Group and members of the Sysorex Group	8-K	001-36404	10.4	September 4, 2018

10.29	Note Purchase Agreement, dated as of October 12, 2018.	8-K	001-36404	10.1	October 18, 2018

10.30	Note Purchase Agreement, dated as of December 21, 2018.	8-K	001-36404	10.1	December 31, 2018

10.31	Global Amendment, dated February 8, 2019.	8-K	001-36404	10.1	February 8, 2019

10.32	Dealer-Manager Agreement, dated December 7, 2018, between Maxim Group LLC and Inpixon.	8-K	001-36404	1.1	December 7, 2018

10.33	Amendment to Dealer-Manager Agreement, dated January 14, 2019, between Maxim Group LLC and Inpixon.	8-K	001-36404	1.1	January 15, 2019

10.34	Note Purchase Agreement, dated as of December 31, 2018, by and between Inpixon and Sysorex, Inc.	8-K	001-36404	10.2	December 31, 2018

10.35	Sysorex Secured Promissory Note, dated as of December 31, 2018.	8-K	001-36404	10.3	December 31, 2018

10.36	First Amendment Agreement, dated as of February 4, 2019, between Inpixon and Sysorex, Inc.	8-K	001-36404	10.2	February 8, 2019

10.37+	Waiver and Amendment No. 1 to Board of Directors Services Agreement with Leonard A. Oppenheim dated February 4, 2019.	10-K	001-36404	10.9	March 28, 2019

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

10.38+	Waiver and Amendment No. 1 to Board of Directors Services Agreement with Kareem M. Irfan dated February 4, 2019.	10-K	001-36404	10.11	March 28, 2019

10.39+	Waiver and Amendment No. 1 to Board of Directors Services Agreement with Tanveer A. Khader dated February 4, 2019.	10-K	001-36404	10.13	March 28, 2019

10.40	Second Amendment Agreement, dated as of April 2, 2019, between Inpixon and Sysorex, Inc.	8-K	001-36404	10.1	April 5, 2019

10.41†	Note Purchase Agreement, dated as of May 3, 2019.	8-K	001-36404	10.1	May 3, 2019

10.42#	Das Commission Plan.	10-Q	001-36404	10.11	May 14, 2019

10.43	General Security Agreement, dated May 21, 2019, executed by Locality Systems Inc. in favor of the Sellers.	8-K	001-36404	10.1	May 22, 2019

10.44	Guaranty Agreement, dated May 21, 2019, executed by Inpixon in favor of the Sellers.	8-K	001-36404	10.2	May 22, 2019

10.45	Third Amendment Agreement, dated as of May 22, 2019, between Inpixon and Sysorex, Inc.	8-K	001-36404	10.3	May 22, 2019

10.46	Note Purchase Areement, dated as of June 27, 2019.	8-K	001-36404	10.2	June 27, 2019

21	List of Subsidiaries of the Company.	10-K	001-36404	21	March 28, 2019

23.1	Consent of Marcum LLP.					X

23.2*	Consent of Mitchell Silberberg & Knupp LLP. (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).					X

+	Indicates a management contract or compensatory plan.
†	Exhibits and schedules have been omitted pursuant to Item 601 of Regulation S-K and the registrant undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the SEC.
*	To be filed by amendment.